NEWS RELEASE

FOR IMMEDIATE RELEASE

October 31, 2011

CAPITOL FEDERAL FINANCIAL, INC.

REPORTS FISCAL YEAR 2011 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the fiscal year ended September 30, 2011.  Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which will be filed with the Securities and Exchange Commission (“SEC”) on or about November 29, 2011 and posted on our website, http://ir.capfed.com.

Highlights for the fiscal year include:

•	net income of $38.4 million,

•	net interest margin of 1.84%,

•	dividends paid of $150.1 million,

•	declared a special year end dividend of $0.10 per share for fiscal year 2011,

•	tangible equity to assets ratio of 15.1% at September 30, 2011 for Capitol Federal Savings Bank (the “Bank”), and

•	non-performing loans to total loans ratio of 0.51% at September 30, 2011.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2011 and 2010

Net income for fiscal year 2011 was $38.4 million, compared to $67.8 million for fiscal year 2010.  The $29.4 million, or 43.4%, decrease for the current year was due primarily to the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Capitol Federal Foundation (the “Foundation”) in connection with the second step conversion and stock offering completed in December 2010 (the “corporate reorganization.”)  Additionally, other income decreased $9.4 million, or 27.4%, from $34.4 million for the prior year to $25.0 million for the current year.  These reductions to income were partially offset by a $4.8 million decrease in the provision for credit losses between fiscal years.  Interest income for fiscal year 2011 decreased by $27.2 million, or 7.3%, compared to fiscal year 2010, but was almost entirely offset by a decrease in interest expense of $26.4 million, or 12.9%, between fiscal years.  The net interest margin decreased 22 basis points, from 2.06% for fiscal year 2010 to 1.84% for fiscal year 2011, largely due to the decrease in interest income on loans receivable.

The following table presents the Company’s selected financial results and performance ratios for fiscal year 2011.  Because of the magnitude and non-recurring nature of the $40.0 million contribution to the Foundation in connection with the corporate reorganization, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the contribution to the Foundation.  The adjusted financial results and ratios are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

	For the Fiscal Year Ended
	September 30, 2011
	Actual	Contribution		Adjusted (1)
	(GAAP)	to Foundation		(Non-GAAP)
	(Dollars in thousands, except per share data)

Net income (2)	$38,403	$(26,000)		$64,403
Operating expenses	132,317	40,000		92,317
Basic earnings per share (3)	0.24	(0.16)		0.40
Diluted earnings per share	0.24	(0.16)		0.40

Return on average assets (annualized)	0.41%	(0.27	) %	0.68%
Return on average equity (annualized)	2.20	(1.49)		3.69
Operating expense ratio	1.40	0.42		0.98
Efficiency ratio	68.30%	20.65%		47.65%

(1)  The adjusted financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the contribution to the Foundation, net of income tax benefit.

(2)  The net adjustment for the contribution to the Foundation of $26.0 million reflects the $14.0 million income tax benefit associated with the $40.0 million contribution.

(3)  Due to rounding, the quarterly earnings per share during fiscal year 2011 do not individually add to $0.40 per share.

Total interest and dividend income for fiscal year 2011 was $346.9 million, compared to $374.1 million for fiscal year 2010.  The $27.2 million decrease was primarily a result of a decrease in interest income on loans receivable of $30.4 million, partially offset by an increase in interest income on investment securities of $3.4 million.  The $30.4 million decrease in interest income on loans receivable was the result of a decrease of 33 basis points in the weighted average yield to 4.90% for fiscal year 2011 and a decrease of $251.5 million in the average balance of the portfolio.  The decrease in the weighted average yield was due to loan endorsements, loan originations at current market rates below that of the existing portfolio, refinances, and adjustable-rate mortgages (“ARMs”) repricing down to lower market rates.  The $3.4 million increase in interest income on investment securities was primarily a result of a $679.0 million increase in the average balance of the portfolio, partially offset by a decrease in the average yield of 55 basis points to 1.22% for fiscal year 2011.   The average yield on total interest-earning assets decreased 78 basis points year over year, from 4.55% for fiscal year 2010 to 3.77% for fiscal year 2011, primarily as a result of a decrease in the yield on the loans receivable portfolio.

Interest expense decreased $26.4 million to $178.1 million for fiscal year 2011 from $204.5 million for fiscal year 2010.  The decrease in interest expense was due primarily to a decrease in interest expense on certificates, as the weighted average rate paid on the certificate of deposit portfolio decreased 61 basis points between the two years, from 2.65% for fiscal year 2010 to 2.04% fiscal year 2011.  Additionally, interest expense on Federal Home Loan Bank (“FHLB”) advances decreased $6.9 million between years as a result of the renewal of maturing FHLB advances at lower rates, maturing advances that were not renewed, and the refinance of $200.0 million of advances in the third quarter of fiscal year 2010.  Interest expense on other borrowings decreased $3.8 million between periods, as a result of a decrease in the average balance between years primarily due to not replacing all maturing repurchase agreements.  The average rate paid on interest-bearing liabilities decreased 42 basis points between years, from 2.77% for fiscal year 2010 to 2.35% for fiscal year 2011, primarily as a result of repricing in the certificate of deposit portfolio.

The net interest margin, which is calculated as the difference between interest income and interest expense divided by average interest-earning assets, decreased 22 basis points between years.  The average balance of interest-earning assets increased $958.9 million, or 11.7%, between years, while net interest income decreased $831 thousand, or 0.5%, between years.  The primary reason for the decrease in net interest income between years was a decrease in interest income on loans receivable due to loan endorsements, originated loans at market rates below that of the existing portfolio, refinances, and ARMs repricing down.

The recent decrease in market interest rates, as reflected by the shape of the yield curve, is anticipated to have a negative impact to the Company’s net interest margin during fiscal year 2012, especially if market rates remain at current levels for a sustained period of time.  Mortgage endorsements and refinances are expected to continue over the course of the upcoming year, which could result in margin compression.  Interest rates have decreased significantly during the past year and the yield curve has flattened as a result of continuously weak economic data, uncertainty about the resolution of the European debt crisis, uncertainty about fiscal actions by the U.S. Congress and additional monetary policy announcements by the Federal Reserve.  In the fourth quarter of fiscal year 2011, the two-year Treasury yield decreased approximately 20 basis points while the 10-year Treasury yield decreased approximately 125 basis points.  Historically, the Bank has benefited from a steeper yield curve as the Bank’s mortgages are typically priced from long-term rates while deposits are priced from short-term rates.  A steeper yield curve, one with a greater difference between short-term rates and long-term rates, allows the Bank to receive a higher rate of interest on our mortgage-related assets than the rate paid for the funding for those assets, which generally results in a higher net interest margin.  As the yield curve flattens, the spread between rates received on assets and paid on liabilities becomes compressed, which generally leads to a decrease in net interest margin.

At September 30, 2011, the Bank’s one-year gap between interest-earning assets and interest-bearing liabilities was $1.69 billion, or 18.6% of total assets.  Interest-earning assets repricing to lower rates at a faster pace than interest-bearing liabilities will result in net interest margin compression.  Should interest rates rise, the amount of interest-earning assets that are expected to reprice will likely decrease as borrowers and agency debt issuers will have less economic incentive to lower their cost.  The amount of interest-bearing liabilities expected to reprice in a given period, however, is not usually impacted by changes in market interest rates because the maturities within the Bank’s borrowings and certificate of deposit portfolios are contractual and generally cannot be terminated early.  If rates were to increase 200 basis points, the Bank’s one-year gap would be $(127.3) million, or (1.40)% of total assets.  The majority of interest-earning assets anticipated to reprice in fiscal year 2012 are mortgages and mortgage-backed securities (“MBS”), both of which may prepay and/or be refinanced or endorsed.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse loans to lower market interest rates.  This significantly increases the amount of cash flows anticipated to reprice to lower market interest rates during fiscal year 2012, as evidenced by the volume of mortgages that were endorsed and refinanced during fiscal year 2011 as a result of the decrease in market interest rates.  In addition, cash flows from the Bank’s callable investment securities are anticipated to increase during fiscal year 2012 as the issuers of these securities will likely exercise their option to call the securities in order to issue new debt securities at lower market rates.  The decrease in the net interest margin due to interest-earning assets repricing will likely be partially offset by a decrease in our cost of funds.

The Bank recorded a provision for credit losses of $4.1 million during fiscal year 2011, compared to a provision of $8.9 million for fiscal year 2010.  The provision recorded in fiscal year 2011was primarily a result of the increase in and establishment of specific valuation allowances, primarily on purchased loans, and partially due to an increase in the general valuation allowance due to an increase in historical losses, a decline in the current Federal Housing Finance Agency (“FHFA”) home price index, primarily in Kansas and Missouri, and an increase in the recent unemployment rate trends compared to historical trends, also primarily in Kansas and Missouri.

Total other income was $25.0 million for fiscal year 2011 compared to $34.4 million for fiscal year 2010.  The $9.4 million, or 27.4%, decrease was due primarily to no gains on the sale of securities in the current fiscal year, compared to a $6.5 million gain in the prior fiscal year.  Additionally, retail fees decreased $2.3 million between fiscal years as a result of the amendments to Regulation E that prohibit automatic enrollment in overdraft protection programs without the customer’s consent, and other income, net decreased by $1.8 million due primarily to a decrease in net gains on loan sales.

Total other expenses for fiscal year 2011 were $132.3 million, compared to $89.7 million in fiscal year 2010.  The $42.6 million, or 47.5%, increase was due primarily to a $40.0 million cash contribution to the Foundation in connection with the corporate reorganization. In fiscal year 2011, $2.7 million of the salaries and employee benefits expense was due to compensation expense related to the “welcome” dividend paid on unallocated Employee Stock Ownership Plan (“ESOP”) shares, which is not expected to recur in fiscal year 2012.

In February 2011, the Federal Deposit Insurance Corporation adopted a new assessment structure for insured institutions effective April 2011.  One of the significant changes includes using average total Bank consolidated assets minus average tangible equity for the assessment base instead of average deposits and secured liabilities for the period.  As a result of the change, the deposit insurance assessment decreased by $2.2 million in fiscal year 2011 compared to fiscal year 2010, and is anticipated to decrease by approximately $700 thousand in fiscal year 2012.

A provision of the Dodd-Frank Act, commonly referred to as the “Durbin Amendment,” directed the Federal Reserve Board to analyze the debit card payments system and fix the interchange rates based upon their measure of actual costs for institutions with assets greater than $10 billion.  Currently this has no direct impact on the Company because total Bank assets are less than $10 billion.  Based upon the Federal Reserve Board’s new interchange rate for issuers exceeding $10 billion in total assets and the Bank’s debit card transaction volume, it is estimated that the related fee income could decrease by $3.1 million annually from current levels if the Bank exceeds $10 billion in assets.  Although the Bank is currently exempt from the provisions of the rule on the basis of asset size, there is still some uncertainty about the potential impact on the interchange rates for issuers below that level.

Income tax expense for fiscal year 2011 was $18.9 million compared to $37.5 million for fiscal year 2010.  The decrease in income tax expense between years was primarily a result of the $40.0 million contribution to the Foundation, which resulted in $14.0 million of income tax benefit.  The effective income tax rate for fiscal year 2011 was 33.0% compared to 35.6% for fiscal year 2010.  The decrease in the effective tax rate between periods was due primarily to a $686 thousand adjustment related to income tax expense recognized in the prior years.  Excluding that adjustment, the effective income tax rate would have been 34.2% for fiscal year 2011.  The remaining difference between the effective income tax rates was due primarily to an increase in low income housing credits in the current fiscal year and in deductible expenses associated with the ESOP in the current fiscal year as a result of the $0.60 per share welcome dividend paid in March 2011.  Due to pre-tax income being lower than the prior year, all of the items impacting the income tax rate had a larger impact to the overall effective tax rate than in the prior year.  Management anticipates the effective tax rate for fiscal year 2012 to be approximately 36%.

Comparison of Operating Results for the Quarters Ended September 30, 2011 and June 30, 2011

For the quarter ended September 30, 2011, the Company recognized net income of $16.8 million, compared to net income of $17.3 million for the quarter ended June 30, 2011.  The $493 thousand, or 2.9%, decrease between periods was due primarily to a decrease in net interest income.

Total interest and dividend income for the current quarter was $86.6 million compared to $88.1 million for the quarter ended June 30, 2011.  The $1.5 million, or 1.7%, decrease was a result of decreases in interest income on MBS, investment securities, and loans due to decreases in the weighted average yields of the portfolios, along with a decrease in the weighted average balance of the investment securities portfolio.

Total interest expense for the current quarter was $42.7 million compared $43.8 million for the quarter ended June 30, 2011.  The $1.1 million, or 2.5%, decrease was due primarily to a decrease in the weighted average rate on the certificate of deposit and money market portfolios due to the portfolios repricing to lower market rates, along with a decrease in the weighted average balance of the certificate of deposit portfolio.

The Bank recorded a provision for credit losses of $1.7 million during the current quarter, compared to a provision of $1.2 million for the quarter ended June 30, 2011.  The provision recorded in the current quarter was primarily a result of the increase in and establishment of specific valuation allowances, primarily on purchased loans, and partially due to an increase in the general valuation allowance due to an increase in historical losses and a decline in the current FHFA home price index, primarily in Kansas and Missouri.

Comparison of Operating Results for the Quarters Ended September 30, 2011 and 2010

For the quarter ended September 30, 2011, the Company recognized net income of $16.8 million, compared to net income of $15.4 million for the quarter ended September 30, 2010.  The $1.4 million, or 8.5%, increase between periods was due primarily to an increase in net interest income of $2.7 million, or 6.6%, partially offset by an increase in provision for credit losses.  The Bank recorded a provision for credit losses of $1.7 million during the current quarter, compared to a provision of $750 thousand for the quarter ended September 30, 2010.

Total interest and dividend income for the current quarter was $86.6 million compared to $90.0 million for the quarter ended September 30, 2010.  The $3.4 million, or 3.8%, decrease was largely a result of a decrease in interest income on loans receivable of $6.5 million, partially offset by an increase in interest income on MBS of $3.3 million. The decrease in interest income on loans receivable was due to a decrease of 40 basis points in the weighted average yield and a decrease of $94.0 million in the average balance of the portfolio between quarters.  The increase in interest income on MBS was due to an increase of $781.6 million in the average balance of the portfolio between quarters, partially offset by a decrease of 78 basis points in the weighted average yield.

Total interest expense for the current quarter was $42.7 million compared to $48.8 million for the quarter ended September 30, 2010.  The $6.1 million, or 12.5%, decrease was primarily due to a $3.6 million decrease in interest expense on deposits due primarily to repricing in the certificate of deposit and money market portfolios, and partially due to a $1.5 million decrease in interest expense on other borrowings and a $1.0 million decrease in interest expense on FHLB advances.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans receivable	$62,019	$68,476	$251,909	$282,307
MBS	18,953	15,614	71,332	71,859
Investment securities	4,456	4,832	19,077	15,682
Capital stock of FHLB	1,081	975	3,791	3,966
Cash and cash equivalents	85	75	756	237
Total interest and dividend income	86,594	89,972	346,865	374,051

INTEREST EXPENSE:
FHLB advances	22,660	23,677	90,298	97,212
Deposits	14,602	18,186	63,568	79,216
Other borrowings	5,467	6,968	24,265	28,058
Total interest expense	42,729	48,831	178,131	204,486

NET INTEREST INCOME	43,865	41,141	168,734	169,565

PROVISION FOR CREDIT LOSSES	1,650	750	4,060	8,881
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	42,215	40,391	164,674	160,684

OTHER INCOME:
Retail fees and charges	4,044	4,172	15,509	17,789
Insurance commissions	817	568	3,071	2,476
Loan fees	584	667	2,449	2,592
Income from Bank Owned Life Insurance (“BOLI”)	476	360	1,824	1,202
Gain on securities, net	--	--	--	6,454
Other income, net	513	1,223	2,142	3,898
Total other income	6,434	6,990	24,995	34,411

OTHER EXPENSES:
Salaries and employee benefits	11,809	10,469	44,913	42,666
Communications, information technology, and occupancy	4,030	4,055	16,051	15,554
Regulatory and outside services	1,653	1,400	5,224	4,769
Federal insurance premium	1,078	1,958	5,222	7,452
Deposit and loan transaction costs	1,498	1,366	5,157	5,300
Advertising and promotional	1,089	1,751	3,723	6,027
Contribution to Foundation	--	--	40,000	--
Other expenses, net	1,865	2,258	12,027	7,962
Total other expenses	23,022	23,257	132,317	89,730
INCOME BEFORE INCOME TAX EXPENSE	25,627	24,124	57,352	105,365
INCOME TAX EXPENSE	8,861	8,677	18,949	37,525
NET INCOME	$16,766	$15,447	$38,403	$67,840

The following is a reconciliation of the basic and diluted earnings per share calculations for the time periods noted.

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share amounts)
Net income (1)	$16,766	$15,447	$38,403	$67,840

Average common shares outstanding	161,389,198	165,645,369	162,432,315	165,689,601
Average committed ESOP shares outstanding	394,528	343,579	192,959	172,575
Total basic average common shares outstanding	161,783,726	165,988,948	162,625,274	165,862,176

Effect of dilutive Recognition and Retention Plan (“RRP”) shares	3,100	4,966	2,747	6,492
Effect of dilutive stock options	3,740	6,478	4,644	30,777

Total diluted average common shares outstanding	161,790,566	166,000,392	162,632,665	165,899,445

Net earnings per share (2)
Basic	$0.10	$0.09	$0.24	$0.41
Diluted	$0.10	$0.09	$0.24	$0.41

Antidilutive stock options and RRP, excluded
from the diluted average common shares
outstanding calculation	900,445	905,366	898,415	642,777

(1)	Net income available to participating securities (unvested RRP shares) was inconsequential for the three months and year ended September 30, 2011 and 2010.

(2)	All earnings per share information prior to the corporate reorganization in December 2010 has been revised to reflect the 2.2637 exchange ratio.

Financial Condition as of September 30, 2011

Total assets increased $963.7 million, from $8.49 billion at September 30, 2010 to $9.45 billion at September 30, 2011, due primarily to the stock offering proceeds from the corporate reorganization in December 2010, which were primarily used to purchase securities.

The loans receivable portfolio decreased $18.5 million, or 0.36%, from $5.17 billion at September 30, 2010 to $5.15 billion at September 30, 2011.  The one- to four-family loan portfolio remained relatively flat between periods which reflects the elevated level of loan repayments as a result of refinancing activity due to low market interest rates, strong competition for high quality loans, as well as weak loan demand due to the slow economic recovery and a general increase in real estate owned (“REO”) inventory.  The following table presents the balance of our one- to four-family originated, correspondent purchased, and nationwide purchased loan portfolios at September 30, 2011 and 2010.

	At September 30,
	2011	2010
	(Dollars in thousands)
Originated	$3,986,957	$3,952,392
Correspondent	396,063	396,956
Nationwide	535,758	566,303
	$4,918,778	$4,915,651

During fiscal year 2011, the Bank entered into correspondent lending relationships with 11 new correspondent lenders in our local market areas and in states outside of our local market areas.  At September 30, 2011 the Bank had 18 correspondent lending relationships.  Additionally, during fiscal year 2011, the Bank entered into an agreement with a mortgage sub-servicer to provide loan servicing for loans originated by the Bank’s correspondent lenders in states other than Kansas and Missouri.  Management continues its efforts to expand our network of lending relationships related to our nationwide bulk purchase program that would provide mortgage loans in selected geographic locations that adhere to the Bank’s underwriting standards.

The following table presents the activity in our one- to four-family loan portfolio for the periods presented, excluding endorsement activity of $965.1 million, with a weighted average decrease of 101 basis points, and $545.1 million, with a weighted average decrease of 87 basis points, during fiscal years 2011 and 2010, respectively.  In an effort to offset the impact of repayments and to retain our customers, the Bank offers existing one- to four-family loan customers whose loans have not been sold to third parties who have been current on their contractual loan payments for the previous 12 months the opportunity, for a fee, to endorse their original loan terms to current loan terms being offered.

	Year Ended September 30,
	2011	2010
	(Dollars in thousands)
Originations	$465,330	$392,828
Refinances by Bank customers	294,334	153,633
Correspondent purchases	92,781	59,587
Nationwide purchases	89,190	51,801
	$941,635	$657,849

Loans 30 to 89 days delinquent increased $2.1 million, from $24.7 million at September 30, 2010 to $26.8 million at September 30, 2011.  Non-performing loans decreased $5.5 million, from $32.0 million at September 30, 2010 to $26.5 million at September 30, 2011.  The balance of loans 30 to 89 days delinquent and non-performing loans continue to remain at historically high levels for the Bank due to persistently elevated levels of unemployment coupled with declines in real estate activity and property values, particularly in some of the states in which we have purchased loans.  Our ratio of non-performing loans to total loans decreased from 0.62% at September 30, 2010 to 0.51% at September 30, 2011.  Our ratio of non-performing assets to total assets decreased from 0.49% at September 30, 2010 to 0.40% at September 30, 2011.

Total liabilities decreased $13.9 million, from $7.53 billion at September 30, 2010 to $7.51 billion at September 30, 2011, due primarily to a decrease of $153.6 million in other borrowings, partially offset by an increase in deposits of $108.9 million and an increase in FHLB advances of $31.1 million.  The decrease in other borrowings was due to the repayment of the Junior Subordinated Deferrable Interest Debentures of $53.6 million and the maturity of $100.0 million of repurchase agreements that were not replaced.  The increase in deposits was primarily in the money market and checking portfolios.

Stockholders’ equity increased $977.6 million, from $962.0 million at September 30, 2010 to $1.94 billion at September 30, 2011.  The increase was due primarily to the net stock offering proceeds of $1.13 billion from the corporate reorganization in December 2010 and net income during the fiscal year, partially offset by dividends paid of $150.1 million.
	September 30,	June 30,	September 30,
	2011	2011	2010
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$1,939,529	$1,934,011	$961,950
Equity to total assets at end of period	20.5%	20.1%	11.3%
Bank tangible equity ratio	15.1	14.7	9.8
Book value per share	$11.98	$11.95	$13.11

During fiscal year 2011, the Company paid $150.1 million in cash dividends, which consisted of cash dividends of $17.0 million paid prior to the corporate reorganization, and $133.1 million paid since the corporate reorganization. The $17.0 million consisted of a quarterly dividend of $10.6 million and a special dividend of $6.4 million related to fiscal year 2010 earnings, per the prior Company’s dividend policy.  The $133.1 million consisted of quarterly dividends of $36.3 million and the one-time special cash dividend (welcome dividend) of $96.8 million.  On October 20, 2011, the Company declared a quarterly cash dividend of $0.075 per share, which will equate to approximately $12.1 million, payable on November 18, 2011, and a special year-end dividend of $0.10 per share, which will equate to approximately $16.2 million, payable on December 2, 2011.  The special year-end dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for the first two fiscal years following the second-step stock conversion.  The $0.10 per share special year-end dividend was determined by taking the difference between earnings per share for fiscal year 2011 after adding back the contribution to the Foundation of $0.40, and regular quarterly dividends declared for fiscal year 2011 earnings of $0.30 per share.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

At September 30, 2011, Capitol Federal Financial, Inc., at the holding company level, had $113.1 million on deposit with the Bank and $362.9 million in investment securities with a weighted average life (“WAL”) of 0.58 years.  All of the securities are classified as available-for-sale (“AFS”).  The securities have laddered maturities in order to provide cash flows that can be used to pay dividends, repurchase stock when allowed by federal banking regulations,  reinvest into higher yielding assets if interest rates rise, or pursue other corporate strategies, as deemed appropriate.  Under current regulatory restrictions, we may not repurchase our stock during the first year following our corporate reorganization except under very limited circumstances.  The Company intends to begin repurchasing shares at the end of this one-year moratorium, which expires in December 2011, subject to market conditions and other factors.

The following table presents a reconciliation of total and net shares outstanding as of September 30, 2011.  Net shares outstanding are used in the calculation of book value per share.

Total shares sold in offering	118,150,000
Shares issued in option exercise	4,525
Existing shares converted (21,799,861 x 2.2637)	49,348,345
Less fractional shares	(4,737)
Total shares outstanding	167,498,133
Less unallocated ESOP and RRP shares	(5,577,910)
Net shares outstanding	161,920,223

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	September 30,	September 30,
	2011	2010
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $105,292 and $50,771)	$121,070	$65,217
Securities:
AFS at estimated fair value (amortized cost of $1,443,529 and $1,009,142)	1,486,439	1,060,366
Held-to-maturity (“HTM”) at amortized cost (estimated fair value of $2,434,392 and $1,913,454)	2,370,117	1,880,154
Loans receivable, net (of allowance for credit losses (“ACL”) of $15,465 and $14,892)	5,149,734	5,168,202
BOLI	56,534	54,710
FHLB stock, at cost	126,877	120,866
Accrued interest receivable	29,316	30,220
Premises and equipment, net	48,423	41,260
REO, net	11,321	9,920
Income taxes receivable, net	--	716
Other assets	50,968	55,499
TOTAL ASSETS	$9,450,799	$8,487,130

LIABILITIES:
Deposits	$4,495,173	$4,386,310
Advances from FHLB, net	2,379,462	2,348,371
Other borrowings	515,000	668,609
Advance payments by borrowers for taxes and insurance	55,138	55,036
Income taxes payable	2,289	--
Deferred income tax liabilities, net	20,447	33,244
Accounts payable and accrued expenses	43,761	33,610
Total liabilities	7,511,270	7,525,180

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; none issued	--	--
Common stock ($0.01 par value) 1,400,000,000 shares authorized, 167,498,133 shares issued; 167,498,133 and 73,992,678 shares outstanding
as of September 30, 2011 and September 30, 2010, respectively	1,675	915
Additional paid-in capital	1,392,691	457,795
Unearned compensation, ESOP	(50,547)	(6,050)
Unearned compensation, RRP	(124)	(255)
Retained earnings	569,127	801,044
Accumulated other comprehensive income (“AOCI”), net of tax	26,707	31,862
Less shares held in treasury (0 and 17,519,609 shares as of September 30, 2011
and September 30, 2010, respectively, at cost)	--	(323,361)
Total stockholders’ equity	1,939,529	961,950
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,450,799	$8,487,130

 Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  As of September 30, 2011, the Bank exceeded all regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at September 30, 2011 based upon regulatory guidelines.
		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tangible equity	15.1%	N/A
Tier 1 (core) capital	15.1%	5.0%
Tier 1 (core) risk-based capital	37.9%	6.0%
Total risk-based capital	38.3%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of September 30, 2011 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,395,708
Unrealized gains on AFS securities	(26,314)
Other	(251)
Total tangible and core capital	1,369,143
ACL (1)	11,710
Total risk-based capital	$1,380,853

(1)
This amount represents the general valuation allowances calculated using the formula analysis.  Specific valuation allowances are netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 45 branch locations in Kansas and Missouri.  Capitol Federal Savings Bank is one of the largest residential lenders in the State of Kansas.  News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial Inc.’s SEC reports.  Actual results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

Loan Portfolio

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and the ACL) as of the dates indicated.
	September 30, 2011			June 30, 2011			September 30, 2010
		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real Estate Loans:
One-to four-family	$4,918,778	4.65%	94.7%	$4,931,401	4.75%	94.6%	$4,915,651	5.03%	94.4%
Multi-family and commercial	57,965	6.13	1.1	61,114	6.13	1.2	66,476	6.24	1.3
Construction	47,368	4.27	0.9	45,578	4.37	0.9	33,168	4.90	0.6
Total real estate loans	5,024,111	4.66	96.7	5,038,093	4.76	96.7	5,015,295	5.05	96.3

Consumer Loans:
Home equity	164,541	5.48	3.2	166,798	5.51	3.2	186,347	5.55	3.6
Other	7,224	5.10	0.1	7,100	5.24	0.1	7,671	5.66	0.1
Total consumer loans	171,765	5.46	3.3	173,898	5.50	3.3	194,018	5.55	3.7

Total loans receivable	5,195,876	4.69%	100.0%	5,211,991	4.79%	100.0%	5,209,313	5.07%	100.0%

Less:
Undisbursed loan funds	22,531			26,250			15,489
ACL	15,465			14,856			14,892
Discounts/unearned loan fees	19,093			23,526			22,267
Premiums/deferred costs	(10,947)			(15,487)			(11,537)
Total loans receivable, net	$5,149,734			$5,162,846			$5,168,202

Loan Originations

The following table presents loan origination, refinance, and purchase activity for the periods indicated.  Loan originations, purchases, and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Year Ended
	September 30, 2011			September 30, 2011
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family
<= 15 years	$67,474	3.63%	29.14%	$282,803	3.88%	27.75%
> 15 years	101,684	4.49	43.91	522,553	4.66	51.27
Multi-family and commercial	--	--	--	892	6.00	0.09
Home equity	1,037	7.24	0.45	3,426	6.97	0.34
Other consumer	513	7.46	0.22	1,470	7.87	0.14
Total fixed-rate	170,708	4.17	73.72	811,144	4.40	79.59

Adjustable-Rate:
One- to four-family
<= 36 months	2,668	2.76	1.15	9,032	3.03	0.89
> 36 months	38,494	3.25	16.62	127,247	3.44	12.48
Multi-family and commercial	--	--	--	--	--	--
Home equity	18,859	4.78	8.14	69,205	4.80	6.79
Other consumer	852	3.76	0.37	2,588	3.88	0.25
Total adjustable-rate	60,873	3.71	26.28	208,072	3.88	20.41

Total originations, refinances and purchases	$231,581	4.05%	100.00%	$1,019,216	4.30%	100.00%

Purchased/participation loans included above:
Fixed-Rate:
Correspondent	$29,585	4.47%		$63,870	4.51%
Nationwide	--	--		89,190	5.60
Adjustable-Rate:
Correspondent	13,864	3.49		28,911	3.60
Nationwide	--	--		--	--
Total purchased loans	$43,449	4.15%		$181,971	4.90%

The following table presents the WAL, which reflects prepayment assumptions, of our one- to four-family loan portfolio, excluding non-performing one- to four-family loans, as of September 30, 2011.
	Principal	Average
Original Term	Balance	WAL (years)
	(Dollars in thousands)
Fixed-Rate:
<= 15 years	$1,017,207	2.52
> 15 years	3,086,188	4.04
Adjustable-Rate:
<= 36 months	125,334	3.27
> 36 months	663,925	3.16
	$4,892,654	3.59

Weighted average rate	4.65%
Average remaining contractual term (in years)	20.88

Asset Quality

The following tables present loans delinquent for 30 to 89 days, non-performing loans, and REO at the dates indicated.

	September 30,		June 30,		September 30,
	2011		2011		2010
	Number	Amount	Number	Amount	Number	Amount
Loans 30-89 Days Delinquent:	(Dollars in thousands)
One- to four-family:
Originated	178	$19,710	158	$17,669	175	$17,613
Purchased	34	6,199	38	6,150	34	6,047
Multi-family and commercial	--	--	--	--	--	--
Construction	--	--	--	--	--	--
Consumer Loans:
Home equity	43	759	36	837	50	874
Other	14	92	16	77	16	183
	269	$26,760	248	$24,733	275	$24,717
30 to 89 days delinquent loans
to total loans receivable, net		0.52%		0.48%		0.48%

	September 30,		June 30,		September 30,
	2011		2011		2010
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Non-performing loans:
One- to four-family:
Originated	106	$12,375	111	$12,023	109	$12,884
Purchased	46	13,749	49	15,637	60	18,375
Multi-family and commercial	--	--	--	--	--	--
Construction	--	--	--	--	--	--
Consumer Loans:
Home equity	21	380	24	322	31	685
Other	3	3	5	52	6	12
	176	26,507	189	28,034	206	31,956

Non-performing loans as a percentage
of total loans receivable, net		0.51%		0.54%		0.62%

REO:
One- to four-family:
Originated (1)	74	6,942	73	6,627	73	6,172
Purchased	12	2,877	16	3,437	17	3,748
Multi-family and commercial	--	--	--	--	--	--
Construction	--	--	--	--	--	--
Consumer Loans:
Home equity	--	--	--	--	--	--
Other	--	--	--	--	--	--
Other (2)	1	1,502	--	--	--	--
	87	11,321	89	10,064	90	9,920

Total non-performing assets	263	$37,828	278	$38,098	296	$41,876

Non-performing assets
as a percentage of total assets		0.40%		0.40%		0.49%

      (1) Real estate related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.
  (2) The $1.5 million property classified as Other REO represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents the activity for the ACL and related ratios at the dates and for the periods indicated:

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Dollars in thousands)

Balance at beginning of period	$14,856	$15,677	$14,892	$10,150
Charge-offs:
One- to four-family loans--originated	115	115	414	424
One- to four-family loans--purchased	922	1,416	2,928	3,707
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	--	--	133	28
Other consumer loans	4	4	12	17
Total charge-offs	1,041	1,535	3,487	4,176
Recoveries
One- to four-family loans--originated	--	--	--	--
One- to four-family loans--purchased	--	--	--	172
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	--	--	--	--
Other consumer loans	--	--	--	--
Recoveries	--	--	--	172
Net charge-offs	1,041	1,535	3,487	4,004
ACL on loans in the loan swap transaction	--	--	--	(135)
Provision for credit losses	1,650	750	4,060	8,881
Balance at end of period	$15,465	$14,892	$15,465	$14,892

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.02%	0.03%	0.07%	0.07%

Ratio of net charge-offs during the period to
average non-performing assets	2.74	3.73	8.75	9.99

ACL to non-performing loans at period end			58.34	46.60

ACL to loans receivable, net at period end			0.30	0.29

Securities Portfolio

The following tables reflect the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at September 30, 2011.  The majority of the MBS and investment portfolios are composed of securities issued by U.S. government-sponsored enterprises (“GSEs”).

	September 30, 2011
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$746,545	$1,996	$233	$748,308
Municipal bonds	2,628	126	--	2,754
Trust preferred securities	3,681	--	740	2,941
MBS	690,675	41,764	3	732,436
	1,443,529	43,886	976	1,486,439

HTM:
GSE debentures	633,483	3,171	--	636,654
Municipal bonds	56,994	2,190	4	59,180
MBS	1,679,640	59,071	153	1,738,558
	2,370,117	64,432	157	2,434,392
	$3,813,646	$108,318	$1,133	$3,920,831

The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  The WAL is the estimated remaining maturity after projected prepayment speeds and projected call option assumptions have been applied.  Yields on tax-exempt securities are not calculated on a taxable equivalent basis.

	September 30, 2011			June 30, 2011
	Amortized			Amortized
	Cost	WAL	Yield	Cost	WAL	Yield
	(Dollars in thousands)
Fixed-rate securities:
GSE debentures	$1,380,028	0.86	1.09%	$1,555,691	0.92	1.09%
Municipal bonds	59,622	2.29	3.02	61,840	2.46	2.97
MBS	1,476,660	4.23	3.51	1,397,399	4.38	3.68
	2,916,310	2.59	2.36	3,014,930	2.55	2.33

Adjustable-rate securities:
Trust preferred securities	3,681	25.73	1.60	3,700	25.98	1.50
MBS	893,655	7.07	2.85	900,937	6.18	2.98
	897,336	7.17	2.85	904,637	6.28	2.97
Total investment portfolio, at amortized cost	$3,813,646	3.67	2.47%	$3,919,567	3.41	2.48%

Deposit Portfolio

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates at the dates presented.

	September 30, 2011			June 30, 2011
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)

Checking	$551,632	0.08%	12.3%	$542,855	0.08%	11.9%
Savings	253,184	0.41	5.6	254,921	0.48	5.6
Money market	1,066,065	0.35	23.7	1,054,535	0.49	23.1
Certificates of deposit less than $100,000	1,741,485	1.91	38.8	1,792,912	2.06	39.4
Certificates of deposit of $100,000 or more	882,807	1.80	19.6	913,351	1.91	20.0
	$4,495,173	1.21%	100.0%	$4,558,574	1.35%	100.0%

As of September 30, 2011, certificates of deposit mature as follows:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than
	or less	2 years	years	3 years	Total
	(Dollars in thousands)

0.00 – 0.99%	$271,642	$66,993	$1,168	$--	$339,803
1.00 – 1.99%	724,402	239,810	90,696	52,049	1,106,957
2.00 – 2.99%	96,222	169,874	199,280	309,859	775,235
3.00 – 3.99%	273,329	73,004	17,578	7,771	371,682
4.00 – 4.99%	24,636	5,362	293	324	30,615
	$1,390,231	$555,043	$309,015	$370,003	$2,624,292

Weighted average maturity (in years)					1.37

Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.36

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of September 30, 2011.  The balance of FHLB advances excludes the deferred gain on the terminated interest rate swaps and the deferred prepayment penalty.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate (1)
	(Dollars in thousands)
2012	$350,000	$150,000	3.67%	3.67%
2013	525,000	145,000	3.74	4.00
2014	450,000	100,000	3.33	3.96
2015	200,000	20,000	3.50	4.16
2016	275,000	--	3.86	4.39
2017	400,000	--	3.17	3.21
2018	200,000	100,000	2.90	2.90
	$2,400,000	$515,000	3.48%	3.76%

Weighted average maturity (in years)				3.00

(1)  The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps during fiscal year 2008.

The following table presents the maturity of FHLB advances and repurchase agreements for the next four quarters as of September 30, 2011.
		Weighted
		Average
Maturity by		Contractual
Quarter End	Amount	Rate
	(Dollars in thousands)
December 31, 2011	$250,000	4.22%
March 31, 2012	150,000	2.35
June 30, 2012	--	--
September 30, 2012	100,000	4.27
	$500,000	3.67%

Average Balance Sheet
The following tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at September 30, 2011.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.
	At	For the Year Ended September 30,
	September 30, 2011	2011			2010
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	4.87%	$5,145,953	$251,909	4.90%	$5,397,419	$282,307	5.23%
MBS (2)	3.26	2,044,897	71,332	3.49	1,710,074	71,859	4.20
Investment securities (2)(3)	1.17	1,566,937	19,077	1.22	887,955	15,682	1.77
Capital stock of FHLB	3.39	123,817	3,791	3.06	133,817	3,966	2.96
Cash and cash equivalents	0.24	306,958	756	0.25	100,411	237	0.24
Total interest-earning assets	3.81	9,188,562	346,865	3.77	8,229,676	374,051	4.55
Other noninterest-earning assets		234,315			235,324
Total assets		$9,422,877			$8,465,000

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.08%	$518,526	$441	0.09%	$471,397	$622	0.13%
Savings	0.41	245,994	1,225	0.49	232,651	1,323	0.57
Money market	0.35	1,024,523	5,307	0.52	914,382	6,522	0.71
Certificates	1.87	2,776,293	56,595	2.04	2,672,364	70,749	2.65
Total deposits	1.21	4,565,336	63,568	1.39	4,290,794	79,216	1.85
FHLB advances (4)	3.71	2,386,380	90,298	3.79	2,389,597	97,212	4.07
Repurchase agreements	4.00	581,507	23,410	3.97	654,987	26,378	3.97
Other borrowings	--	27,612	855	3.05	53,609	1,680	3.09
Total borrowings	3.76	2,995,499	114,563	3.82	3,098,193	125,270	4.03
Total interest-bearing liabilities	2.21	7,560,835	178,131	2.35	7,388,987	204,486	2.77
Other noninterest-bearing liabilities		118,603			119,441
Stockholders’ equity		1,743,439			956,572
Total liabilities and stockholders’ equity		$9,422,877			$8,465,000
						(Continued)

	At	For the Year Ended September 30,
	September 30, 2011	2011			2010
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income (5)			$168,734			$169,565
Net interest rate spread (6)	1.60%			1.42%			1.78%
Net interest-earning assets		$1,627,727			$840,689
Net interest margin (7)				1.84			2.06
Ratio of interest-earning assets
to interest-bearing liabilities				1.22			1.11

Selected performance ratios:
Return on average assets (annualized)				0.41%			0.80%
Return on average equity (annualized)				2.20			7.09
Average equity to average assets				18.50			11.30
Operating expense ratio				1.40			1.06
Efficiency ratio				68.30			43.99

 (Concluded)

(1)  Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balances include loans held-for-sale (“LHFS”).

(2)  MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)  The average balance of investment securities includes an average balance of nontaxable securities of $63.9 million and $72.0 million for the fiscal years ended September 30, 2011 and September 30, 2010, respectively.

(4)  The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.

	For the Three Months Ended
	September 30, 2011			June 30, 2011
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$5,168,560	$62,019	4.80%	$5,146,617	$62,393	4.85%
MBS (2)	2,326,183	18,953	3.26	2,307,565	19,619	3.40
Investment securities (2)(3)	1,534,364	4,456	1.16	1,748,804	5,103	1.17
Capital stock of FHLB	125,809	1,081	3.41	126,793	925	2.93
Cash and cash equivalents	137,114	85	0.25	73,772	43	0.24
Total interest-earning assets	9,292,030	86,594	3.73	9,403,551	88,083	3.75
Other noninterest-earning assets	235,016			227,261
Total assets	$9,527,046			$9,630,812

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$530,779	$110	0.08%	$539,570	$111	0.08%
Savings	254,515	282	0.44	253,254	312	0.49
Money market	1,063,417	1,112	0.41	1,047,485	1,338	0.51
Certificates	2,672,814	13,098	1.94	2,765,045	13,755	2.00
Total deposits	4,521,525	14,602	1.28	4,605,354	15,516	1.35
FHLB advances (4)	2,414,028	22,660	3.72	2,431,511	22,539	3.71
Repurchase agreements	536,468	5,467	3.99	565,824	5,693	3.98
Other borrowings	--	--	--	3,535	27	3.05
Total borrowings	2,950,496	28,127	3.77	3,000,870	28,259	3.76
Total interest-bearing liabilities	7,472,021	42,729	2.26	7,606,224	43,775	2.30
Other noninterest-bearing liabilities	113,391			90,001
Stockholders’ equity	1,941,634			1,934,587
Total liabilities and stockholders’ equity	$9,527,046			$9,630,812

Net interest income (5)		$43,865			$44,308
Net interest rate spread (6)			1.47%			1.45%
Net interest-earning assets	$1,820,009			$1,797,327
Net interest margin (7)			1.89			1.88
Ratio of interest-earning assets
to interest-bearing liabilities			1.24			1.24

Selected performance ratios:
Return on average assets (annualized)			0.70%			0.72%
Return on average equity (annualized)			3.45			3.57
Average equity to average assets			20.38			20.09
Operating expense ratio			0.97			0.96
Efficiency ratio			45.77			45.83

(1) Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage LHFS.

(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3) The average balance of investment securities includes an average balance of nontaxable securities of $59.8 million and $62.6 million for the quarters ended September 30, 2011 and June 30, 2011, respectively.

(4) The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.